Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-223170 on Form S-3 and Registration Statements Nos. 333-01667, 333-75235, 333-37390, 333-85830, 333-85828, 333-85826, 333-85824, 333-85822, 333-85818, 333-85820, 333-108046, 333-120293, 333-145459, 333-154522, 333-154523, 333-159336, 333-129011, 333-164230, 333-212998 and 333-212999 on Forms S-8 of our reports dated February 20, 2019, relating to the consolidated financial statements of International Paper Company, and the effectiveness of International Paper Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of International Paper for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Memphis, Tennessee
February 20, 2019